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FORM 3                                     U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
------                                              Washington, D.C. 20549                         OMB Number          3235-0104
                                                                                                   Expires:     February 1, 1994
                                                                                                   Estimated average burden
                                                                                                   hours per response....... 0.5

                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                          Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person            2. Date of Event Re-   4. Issuer Name and Ticker or
                                                      quiring Statement          Trading Symbol
 Anderson         Ronald           D.                 (Month/Day/Year)
-----------------------------------------------                               Pacific Gateway Exchange, Inc.
   (Last)         (First)       (Middle)               March 31, 1997              (NASDAQ/NMS:PGEX)
                                                       --------------         ------------------------------
c/o Pacific Gateway Exchange, 533 Airport Blvd.    3. IRS or Social Se-   5. Relationship of Reporting         6. If Amendment,
Suite 505                                             curity Number of       Person to Issuer                     Date of Original
------------------------------------------------      Reporting Person       (Check all applicable)               (Month/Day/Year)
                    (Street)                             (Voluntary)         ___Director       ___10% Owner
                                                                             _x_Officer (give  ___Other (specify
Burlingame         California           94010                                    title below)            below)
------------------------------------------------
 (City)              (State)            (Zip)                                  Senior Vice President
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Table I--Non-Derivative Securities Beneficially Owned
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1. Title of Security                          2. Amount of Securities     3. Ownership           4. Nature of Indirect Beneficial
   (Instr. 4)                                    Beneficially Owned          Form: Direct           Ownership (Instr. 5)
                                                 (Instr. 4)                  (D) or Indirect
                                                                             (I)  (Instr. 5)
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Common Stock                                       233,620                        D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)
                                                                          (Print or Type Responses)               SEC 1473 (3/91)

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FORM 3 (continued)      Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security            2. Date Exer-      3. Title and Amount of Securities   4. Conver-   5. Owner-  6. Nature
   (Instr. 4)                                 cisable and        Underlying                          sion or      ship
                                              Expiration         Derivative Security                 Exercise     Form of
                                              Date               (Instr. 4)                          Price of     Deriv-
                                              (Month/Day/                                            Deri-        ative
                                              Year)                                                  vative       Security:
                                              ----------------------------------------------------   Security     Direct
                                              Date      Expira-                            Amount                 (D) or
                                              Exer-     tion                               or                     Indirect
                                              cisable   Date                 Title         Number                 (I)
                                                                                           of Shares              (Instr. 5)

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Option (Right to Buy)                          9/30/96   9/30/00           Common Stock    10,250      $8.50        D 1/
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Option (Right to Buy)                         12/31/96   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          3/31/97   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          6/30/97   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          9/30/97   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                         12/31/97   9/30/00           Common Stock     2.562      $8.50        D 1/
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Option (Right to Buy)                          3/31/98   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          6/30/98   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          9/30/98   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                         12/31/98   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          3/31/99   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          6/30/99   9/30/00           Common Stock     2,562      $8.50        D 1/
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Option (Right to Buy)                          9/30/99   9/30/00           Common Stock     2,568      $8.50        D 1/
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**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Ronald D. Anderson        4/10/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -----------------------       --------
                                                                                         **Signature of Reporting Person    Date
1/  Options granted pursuant to the Company's 1995 Stock Option Plan.

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is sufficient,  See Instruction 6 for procedure.
                                                                                                                            Page 2
                                                                                                                   SEC 1473 (3/91)
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